                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549



                                       Form 8-K



                        Pursuant to Section 13 or 15(d) of the
                         Securities and Exchange Act of 1934



          Date of Report (Date of earliest event reported): January 9, 1997



                         T. ROWE PRICE REALTY INCOME FUND II,
           AMERICA'S SALES-COMMISSION-FREE REAL ESTATE LIMITED PARTNERSHIP
                (Exact name of registrant as specified in its charter)




               Delaware                       0-15575       52-1470895
          (State or other jurisdiction       (Commission    ( I . R . S .
          Employer
          of incorporation or organization)  File Number)   Identification
                                                            No.)



               100 East Pratt Street, Baltimore, Maryland        21202
               (Address of principal executive officer)          (Zip Code)



          Registrant's telephone  number, including area  code:  1-800-638-
          5660



                                     Not Applicable
            (Former name or former address, if changed since last report)















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          Item 2.   Acquisition or Disposition of Assets.

          T. Rowe Price Realty Income Fund II, America's Sales-Commission-Free Real Estate Limited Partnership ("the Partnership") owns a 100% interest in the AMCC property, which consists of two industrial buildings in San Diego, California. On January 9, 1997, the Partnership reached agreement on the final price and terms for a sale of this property for a total sales price
          (exclusive  of closing costs) of $8,200,000.   The purchaser, WCB
          Properties Limited Partnership, is not an affiliate of the Partnership, its general partner, the Partnership s investment adviser or the Partnership s investment manager. The transaction is expected to close prior to the end of January, 1997.

          The Partnership acquired the property in September, 1987. Net book value at the date of sale is estimated to be approximately $7,772,000, which represents approximately 19% of the Partnership s assets. After real estate brokerage commissions and closing costs and distribution to the 10% minority interests in the property, the net proceeds to the Partnership are expected to be approximately $7,772,000 in cash.

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has daily caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Item 7.  Financial Statements and Exhibits

               a.   Financial   Statements   of  Business   Acquired:   Not
          applicable.

               b. Pro Forma Financial Information

               At the time this report is filed, it is impractical to provider "Pro Forma Financial Information." The foregoing will be filed no later than March 25, 1997.

                                        T.  ROWE PRICE  REALTY INCOME  FUND
                                        II,
                                        AMERICA'S     SALES-COMMISSION-FREE
                                        REAL
                                        ESTATE LIMITED PARTNERSHIP

                                        By:  T. Rowe Price Realty Income
                                             Fund II Management, Inc., as
                                             General Partner


                                             By: /s/ Lucy B. Robins
                                             Lucy B. Robins
                                             Vice President